Exhibit 99.3

         Lockwood Greene Engineers, Inc.
and Subsidiaries

Unaudited Consolidated Condensed Financial Statements

As of September 30, 2003 and for the Nine-Month Periods Ended

September 30, 2003 and 2002

Lockwood Greene Engineers, Inc. and Subsidiaries

Unaudited Consolidated Condensed Balance Sheet

September 30, 2003

Assets
Current assets:
Cash and cash equivalents	$29,497,602
Receivables-
Accounts receivable, less allowance for doubtful accounts of $921,062	84,444,693
Costs and earnings in excess of billings on uncompleted contracts	17,769,775
Retainage	15,574,868
Affiliate	10,962,368
Other	1,287,366
Prepaid expenses and other	7,527,849

Total current assets	167,064,521
Property and equipment, net	4,098,735
Investment in and advances to affiliates	1,293,756
Other assets	5,080,086

Total assets	$177,537,098

Liabilities and stockholders' equity
Liabilities Not Subject to Compromise:
Current liabilities:
Accounts payable	$19,078,485
Notes payable to banks-in default	13,509,084
Accrued compensation	421,995
Billings in excess of costs and earnings on uncompleted contracts	142,182
Other accrued liabilities	995,521

Total current liabilities	34,147,267
Other noncurrent liabilities	1,368,394

Total liabilities not subject to compromise	35,515,661
Liabilities Subject to Compromise	106,837,287

Total liabilities	142,352,948

Commitments and contingencies (Note 10)
Stockholders' equity:
Preferred stock—Series A, par value $50 per share, $50 per share liquidated preference, $4 cumulative dividend; authorized, issued and outstanding 90,000 shares	4,500,000
Common stock—par value $1 per share; authorized 600,000 shares; shares outstanding of 416,657	416,657
Additional paid-in capital	25,467,392
Retained earnings	7,130,928
Accumulated other comprehensive loss — foreign currency translation adjustment	(2,330,827)

Total stockholders' equity	35,184,150

Total liabilities and stockholders' equity	$177,537,098

See accompanying notes.

Lockwood Greene Engineers, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

	Nine-Month Period Ended September 30
	2003	2002
Gross revenue, including non-consolidated joint ventures of $514,632 and $17,216,317 for the periods ended September 30, 2003 and 2002, respectively	$421,131,087	$535,706,242
Affiliate revenue	227,000	1,145,000
Operating expenses:
Direct cost of services and overhead, including non-consolidated joint ventures of $917,534 and $41,058,615 for the periods ended September 30, 2003 and 2002, respectively	348,400,317	473,238,843
Affiliate expenses	9,841,000	6,758,000
General and administrative	59,548,688	68,184,952

Operating income (loss)	3,568,082	(11,330,553)
Other income (expense):
Interest income	131,709	239,440
Interest (expense)	(693,698)	(185,828)
Other income (expense)	(472,506)	1,514,165
Write-down of Globitech investment	(900,000)	—
Parent company allocation	(900,000)	(1,071,000)

Income (loss) before income taxes	733,587	(10,833,776)
Income tax (expense) benefit	(1,845,000)	4,075,000

Net (loss)	$(1,111,413)	$(6,758,776)

See accompanying notes.

Lockwood Greene Engineers, Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

	Nine-Month Period Ended September 30
	2003	2002
Operating activities
Net (loss)	$(1,111,413)	$(6,758,776)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation	1,411,869	2,426,568
Loss (gain) loss on sale of equipment	3,769	(50,397)
Write-down of Globitech investment	900,000	—
Losses on non-consolidated construction joint ventures	480,913	23,842,298
Changes in operating assets and liabilities:
Accounts receivable, net	10,652,162	(1,083,709)
Costs and earnings in excess of billings on uncompleted contracts	311,223	3,277,101
Prepaid expenses and other	224,290	(1,152,618)
Other assets	305,148	(104,121)
Accounts payable	(19,703,304)	(26,403,956)
Accrued compensation	(2,463,264)	(5,883,012)
Income taxes payable	507,491	(5,557,311)
Billings in excess of costs and earnings on uncompleted contracts	(9,677,936)	(4,044,161)
Other accrued liabilities	(1,008,693)	(1,715,495)
Other liabilities	(1,806,041)	658,809

Net cash (used in) operating activities	(20,973,786)	(22,548,780)
Investing activities
Investments in non-consolidated construction joint ventures	(1,066,861)	(16,949,993)
Capital expenditures	(880,052)	(290,442)
Proceeds from sales of property and equipment	(129)	14,628
Net cash transferred to joint venture investment	(4,409,826)	—
Additional investment in nonconsolidated affiliate	1,762,479	—

Net cash (used in) investing activities	(4,594,389)	(17,225,807)

Financing activities
Proceeds from notes payable	22,319,523	7,983,539
Principal payments on notes payable	(13,185,751)	(2,657,300)
Repurchase of common stock	(954,909)	(282,256)
Dividends paid	(360,000)	(360,000)

Net cash provided by financing activities	7,818,863	4,683,983

Effects of exchange rate changes on cash and cash equivalents	108,220	62,138

Net (decrease) in cash and cash equivalents	(17,641,092)	(35,028,466)
Cash and cash equivalents at beginning of period	47,138,694	51,874,659

Cash and cash equivalents at end of period	$29,497,602	$16,846,193

Supplemental disclosures of cash paid during the period
Income taxes	$953,000	$2,490,000

Interest	$570,000	$44,000

See accompanying notes.

Lockwood Greene Engineers, Inc. and Subsidiaries

Unaudited Notes to Consolidated Condensed Financial Statements

September 30, 2003

1.     Going Concern

        Lockwood Greene Engineers, Inc. and Subsidiaries ("Lockwood Greene" or the "Company") is a majority-owned subsidiary of J.A. Jones, Inc. ("Jones"), which is wholly-owned by Philipp Holzmann AG ("Holzmann"), who entered insolvency proceedings in March 2002. Jones has not issued its 2002 audited financial statements but is expected to report significant losses and significant negative working capital as of and for the year ended December 31, 2002. In addition, the Jones working capital credit facility expires on July 31, 2003. These conditions raise substantial doubt about Jones' ability to continue as a going concern. Because of the aforementioned conditions relating to Jones, and the uncertainties surrounding its plans to address its liquidity issues, Jones' actions could have a substantial effect on Lockwood Greene.

        Lockwood Greene, along with various other subsidiaries of Jones, has indemnified certain sureties of Jones against losses incurred in connection with specific performance bonds. This agreement enables the sureties to demand immediate payment from any guarantor for losses incurred, including Lockwood Greene.

        Lockwood Greene has not pledged any of its assets as collateral for Jones debt, except as previously described in relation to the surety indemnification agreement. In addition, Lockwood Greene has renewed its line of credit facilities equaling $10 million and $25 million through May 1, 2004 and October 1, 2003, respectively. At September 30, 2003, Lockwood Greene has drawn $10 million on these facilities.

        On September 30, 2003, Lockwood Greene's U.S. entities filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Western District of North Carolina (the Bankruptcy Court). Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief are stayed while it continues business operations as debtor-in-possession. These claims are reflected in the September 30, 2003 balance sheet as "liabilities subject to compromise". On October 28, 2003, the procedures for the sale of substantially all of Lockwood Greene's assets and certain liabilities (the Sales Procedures Motion) were approved. The Sales Procedures Motion and related bidding procedures were approved by the Bankruptcy Court on November 18, 2003.

        On December 12, 2003, Lockwood Greene entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of its assets and certain liabilities to CH2M HILL Companies, Ltd. The acquisition was completed for total consideration of approximately $100.2 million, comprised of a purchase price of $95.5 million, working capital adjustments of $2.0 million and direct acquisition costs of $2.7 million, subject to adjustment within 90 days after the closing. The purchase price was determined on an arms' length basis through a competitive auction pursuant to auction and bid procedures approved by the Bankruptcy Court.

        On March 31, 2004, the Bankruptcy Court approved the Company's second amended and restated disclosure statement in connection with a proposed plan of reorganization. The disclosure statement, among other things, discloses that Lockwood Greene proposes that the Bankruptcy Court approve settlement agreements with the Pension Benefit Guaranty Corporation (the PBGC) and certain Sureties that provided bonds to Jones and its subsidiaries. The PBGC claims that the Company is jointly and severally liable as a member of the "controlled group of corporations" for unfunded contributions of

Jones and its subsidiaries to its pension plans. The Sureties allege that the Company is jointly and severally liable for certain surety bonds issued in connection with projects of Jones and its subsidiaries.

        Additional claims may be presented against the Company's bankruptcy estate and result in additional amendments to the Company's restated disclosure statement in connection with its proposed plan of reorganization. Settlement amounts ultimately paid by the estate may differ substantially from claims submitted to the estate. As such, the resulting net obligations of the Company cannot be reasonably estimated at this time.

2.     Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated condensed financial statements include the accounts of Lockwood Greene, all of its majority owned subsidiaries, and a majority-owned construction joint venture. Assets and liabilities of certain other construction joint ventures are accounted for by the equity method in the consolidated balance sheet and Lockwood Greene's proportionate share of revenue and costs are included in the consolidated statements of income. Intercompany balances and transactions have been eliminated in consolidation.

        The accompanying financial information has been prepared in accordance with the interim reporting rules and regulations of the U.S. Securities and Exchange Commission and therefore does not necessarily include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. This interim financial information is not necessarily indicative of the results that may be achieved for a full year. In accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," ("SOP 90-7"), all liabilities subject to compromise have been segregated in the consolidated balance sheet and classified as Liabilities Subject to Compromise, at the estimated amount of allowable claims. Liabilities Not Subject to Compromise are separately classified as current and non-current. There have been no revenues, expenses, realized gains and losses, or provisions for costs resulting from the reorganization.

        Liabilities Subject to Compromise at September 30, 2003 consists of the following:

Accounts payable	$27,258,047
Affiliate payable	5,887,000
Retainage payable	18,168,210
Billings in excess of costs and earnings on completed contracts	29,097,596
Accrued compensation	9,487,778
Other accrued liabilities	16,938,656

$106,837,287

        The interim financial data as of September 30, 2003 and for the nine months ending September 30, 2003 and 2002 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

Petition for Relief under Chapter 11

        On September 30, 2003, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Western District of North Carolina (the Bankruptcy Court). Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief are stayed while the Company continues business operations as debtor-in-possession.

Nature of Business and Credit Risk

        The Company provides consulting, design and construction services to a variety of process, manufacturing, power and institutional entities in the United States and certain international locations.

        The following table presents the net assets (liabilities) for international locations, net of intercompany balances, as of September 30, 2003:

Argentina	$1,449,000
Brazil	(322,000)
Germany	2,014,000
Mexico	(843,000)

        Revenues, net of elimination entries for transactions with consolidated entities, from international locations represented 4.2% and 4.7% of consolidated gross revenues for the nine-month periods ended September 30, 2003 and 2002, respectively. International operations resulted in net loss before income tax expense of $1,415,000 and profit before income tax expense of $44,339 for the nine-month periods ended September 30, 2003 and 2002, respectively.

        Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash investments and accounts receivable.

        The Company maintains cash and cash equivalents with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions.

        Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and their dispersion across many different industries and geographic areas. The Company bills and collects its receivables during the progress of contracts. Additionally, the Company performs ongoing credit evaluations on certain of its customers' financial condition, but typically does not require collateral on billings; however, the Company can generally place liens on property in order to collect its receivables. The Company's allowance for doubtful accounts consists of specific reserves for certain at risk customer balances based on analysis of the current financial condition of such customers and other factors. Management believes its reserve position is adequate as of September 30, 2003 and does not expect its actual rate of loss to exceed such estimates. The Company identifies delinquent accounts based on specific customer terms and typically does not accrue interest charges on customer balances. The recorded values are maintained on the consolidated financial statements, even those balances that are fully reserved, for a period of typically six months. After such time, the amounts are removed along with the corresponding reserve balance.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Recent Accounting Pronouncements

        In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, ("FAS 142"). FAS 142 supersedes Accounting Principles Bulletin No. 17 Intangible Assets. FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The most significant changes made by FAS 142 are: (1) goodwill and other intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. FAS 142 was effective for fiscal years beginning after December 15, 2001 and the Company adopted the provisions of SFAS No. 142 effective January 1, 2002. Goodwill of $2,194,000 is included in other noncurrent assets on the accompanying balance sheet. No goodwill amortization expense was recognized during the nine month periods ended September 30, 2003 or 2002.

        In October 2001, the FASB issued Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (FAS 144"). FAS 144 provides accounting guidance for financial accounting and reporting for the impairment or disposal of long-lived assets. The statement supercedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). It also supercedes the accounting and reporting provisions of APB Opinion No. 30 Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions related to the disposal of a segment of a business. FAS 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement at the beginning of fiscal year 2002. Adoption of the statement did not have a significant impact on the Company's financial statements.

        In January 2003, the FASB issued Interpretation (FIN) 46, Consolidation of Variable Interest Entities, which provides guidance on when to consolidate variable interest entities. FIN 46 requires certain disclosures regarding variable interest entities in financial statements issued after January 31, 2003. Adoption of the statement is not expected to have a significant impact on the Company's financial statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This new statement changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The Company will adopt SFAS No. 150 in the first quarter of 2004. Management has not yet determined what impact SFAS No. 150 may have on its consolidated financial statements.

3.     Business Combinations

        On January 1, 2002, the Company increased its ownership in Gutsa Lockwood Greene S.A. de C.V. from 75% to 100% and the subsidiary's name was changed to Lockwood Greene de Mexico S.A. de C.V. ("LGM"). The additional investment was approximately $2,400,000 and was done through a debt to equity conversion with no participation from the minority shareholder.

        The Company has included goodwill in other assets in the accompanying consolidated balance sheet.

4.     Investment in Affiliates

        The Company has a $2,000,000 investment in Columbia Ventures, LLC ("Columbia"), which is carried at cost determined by the value of contributed services and cash payments, representing a 10% interest. Columbia owns approximately 4,400 acres in Columbia, SC.

        The Globitech investment of $1,000,000 was written down by $900,000 to reflect management's best estimate of market value at September 30, 2003.

5.     Non-consolidated Construction Joint Ventures and Investees

        Summarized financial information of the non-consolidated construction joint ventures for the nine-month periods ended September 30, 2003 and 2002 is as follows:

	For the Nine-Month Period Ended September 30, 2003	For the Nine-Month Period Ended September 30, 2002
Revenues	$1,048,776	$34,500,090
Operating expenses, net	(1,450,737)	(86,104,244)

Net loss	$(401,961)	$(51,604,154)

        As of September 2002, one of the Company's construction joint ventures incurred significant losses, of which the Company's share was $23,155,701. The Company's total share of joint venture net losses was $23,842,298 as of September 2002. As discussed under principles of consolidation, the Company's proportionate share of revenues and costs are included in the various appropriate line items in the accompanying consolidated statements of operations.

        Effective January 2003, the Company announced a strategic expansion of its alliance with Tebodin B.V., a consulting and engineering firm based in the Netherlands. A new joint venture, Tebodin Lockwood Greene B.V., was formed and is also based in the Netherlands. The new joint venture combined selected operational locations in Europe and Asia effective January 1, 2003. In exchange for a 50% investment in the new joint venture, the Company is transferring its investment in Moscow, Asia (Singapore, China and Thailand) and Germany (Lockwood Greene Petersen only) to the new joint venture at amounts expected to be at least equal to book value.

6.     Common and Preferred Stock

        The Company's Articles of Organization provide that all outstanding shares of common stock not owned by Jones are to be owned by employees and that each share of common stock is equivalent to one vote. When such employment relationship ends, the stock must be offered for sale to, and must be purchased by, the Company. Common shares repurchased are retired and then an equivalent number of shares may be subsequently offered for sale to employees. The repurchase and/or resale price per share is the book value per share of common stock as of the close of the calendar quarter preceding the date of purchase and/or sale. At the election of the Company, all outstanding shares of common stock not held by Jones are redeemable at book value. The percentage of shares of common stock owned by employees was approximately 13.6% at September 30, 2003.

        All shares of preferred stock are owned by Jones and do not carry voting privileges. The preferred stock is non-convertible, has a $50 per share preference in liquidation plus dividends in arrears, if any, and is subject to redemption at the option of the Company at par value plus any declared but unpaid dividends. All required dividends have been accrued.

7.     Notes Payable to Banks

        Notes payable to banks at September 30, 2003 are as follows:

Secured installments notes, payable in quarterly installments, due April 2004 with interest at 5.49%	$2,000,000
Secured installments notes, payable in quarterly installments, due January 2005 with interest at LIBOR plus 125 basis points	608,502
Borrowings on working capital lines of credit, payable on demand, with various interest rates	10,900,582

$13,509,084

        The Company maintains a joint credit facility with banks of $35 million at September 30, 2003, for working capital needs, including letters of credit, acquisition or equipment financing and multi-currency borrowings. Under the arrangement, one bank provides for borrowings on a working capital line of credit not to exceed $10 million, which matures May 1, 2004. A second bank extends stand-by letters of credit not to exceed $25 million, and that commitment expires October 1, 2003. This facility was unsecured until June 2002 after which time, it became secured by a first security interest in receivables and other tangible property and a junior security position on contract rights, accounts, equipment, tools and materials on bonded projects. In 2003, all borrowings on the working capital line of credit are at the Adjusted LIBOR plus 400 basis points.

        These lines of credit have certain financial and restrictive covenants, including requirements to maintain minimum levels of working capital and tangible net worth and restrictions on dividends paid to holders of stock, sales of assets, transactions with affiliates and additional indebtedness.

        At September 30, 2003, the Company was in technical default of these covenants due primarily to the bankruptcy filing described in Note 1. Therefore, all notes payable have been classified as current in the accompanying balance sheet.

        The Company also maintains an unsecured line of credit of 1,000,000 Brazilian Reals at September 30, 2003, for working capital needs at an international operation. Borrowings during 2003 are at the bank's C.D.I. plus 7.5%. As of September 30, 2003, there were outstanding borrowings equivalent to $81,060 under the line of credit. Additionally, the Company maintains a line of credit of 1,300,000 Euros secured by a real estate project located in Germany. Borrowings under this line of credit are at current market rates as determined by the local lending bank. At September 30, 2003, $819,522 was outstanding.

8.     Derivative Instruments and Hedging Activities

        The Company has an interest rate swap agreement with a major U.S. bank to convert the notional amount subject to the swap agreement from a variable interest rate to a fixed interest rate of 5.49%. The interest differential received or paid is recognized as an adjustment to interest expense and is based on the notional amount of the swap instrument, which automatically reduces as scheduled principal payments on the underlying debt are received by the bank. Accordingly, the notional amount of the instrument is equal to $2,000,000 at September 30, 2003. The interest rate swap does not qualify as a hedge under Statement 133 and therefore changes in fair value of the interest rate swap, if material, are recorded in current earnings in the period of change. The fair value of the interest rate swap was derived by discounting the cash flows of the fixed rate portion of the swap and comparing them to the cash flows using the forecasted variable rate under the swap. The fair value of the interest rate swap agreement was immaterial to the financial statements at September 30, 2003.

9.     Related Party Transactions

        The Company is involved in certain contracts with Jones and its subsidiaries, non-consolidated affiliates and with LG Scott Associates who acts as an engineering liaison and servicing representative for one of the Company's subsidiaries. In certain cases, the Company provides services as a subcontractor to these related parties. The Company reported $227,000 and $1,145,000 of gross contract revenue for such services (from Jones and subsidiaries) in the accompanying consolidated statements of operations for the nine-month periods ended September 30, 2003 and 2002, respectively.

        In other contract situations, the related parties act as subcontractors to the Company. Depending upon specific contractual agreements between the Company and its customers, these costs may be recorded as direct project expenses and result in additional revenues earned by the Company. Alternatively, they may be accounted for by the Company as reimbursable costs, which are not reflected as either revenues or costs. The amounts recorded for direct project expenses in the accompanying consolidated statements of operations for the nine-month periods ended September 30, 2003 and 2002, are as follows:

	For the Nine-Month Period Ended September 30, 2003	For the Nine-Month Period Ended September 30, 2002
Jones and Subsidiaries	$9,665,000	$6,627,000
LG Scott Associates	176,000	131,000

	$9,841,000	$6,758,000

        The accompanying consolidated balance sheet includes the following amounts due from or to these related parties at September 30, 2003:

	Accounts Receivable	Accounts Payable
Jones and Subsidiaries	$3,918,282	$5,887,000
Affiliates	7,044,086	—

	$10,962,368	$5,887,000

        The Company paid a Parent Company Allocation to Jones for corporate services of $900,000 and $1,071,000 during the nine-month periods ended September 30, 2003 and 2002, respectively.

        The Company leased an office facility from a subsidiary of Jones under an operating lease. During 2001, the Company entered into a revised lease agreement with Jones, which was subsequently transferred in connection with the sale of the leased property to the purchasing third party. The affiliate committed to reimburse the Company for the rent escalation, as well as for contractually required repairs to be performed to the leased facility, by the Company. Accordingly, a receivable of $1,280,000 due from the affiliate was recorded at the initiation of the transaction. The affiliate is reimbursing the company for the increased rent payments, as payments become due to the third party. Required repairs will be reimbursed when performed. As such, at September 30, 2003, a balance of $141,000 is included in affiliate accounts receivable in the accompanying consolidated balance sheet.

        During the nine-months ended September 30, 2003 and 2002, Jones allocated $475,000 and $472,000, respectively, of rent expense to the Company for other office space occupied by the Company, which is included in affiliate expenses in the accompanying consolidated statements of operations.

        Effective July 1, 1999, J.A. Jones Construction Company, an affiliate, transferred all of the operations of J.A. Jones Construction Company's Technologies Group to the Company. In connection with this transfer, the Company entered into an earn-out agreement with an affiliate. Accordingly, the

Company has agreed to pay to the affiliate a defined portion of the profits generated by the ongoing power operations beginning in the year 2001 through 2006, with an aggregate maximum earn-out payment of $16,000,000. As of September 30, 2003, no such amounts were accrued due to the loss positions of the related projects.

10.   Commitments and Contingencies

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the final disposition or settlement of all such litigation and claims will not have a material adverse effect on the Company's consolidated financial position or results of its operations.

        In the ordinary course of business, the Company has made contract commitments and is contingently liable under performance guarantees. In connection with these activities, the Company has letters of credit issued through financial institutions in the amount of $20,814,371 as of September 30, 2003.